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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 --------------

                                   SCHEDULE TO
                             TENDER OFFER STATEMENT
 UNDER SECTION 14(D)(1) OR SECTION 13(E)(1) OF THE SECURITIES EXCHANGE ACT
                                    OF 1934
                                 ---------------

                       MFS GOVERNMENT MARKETS INCOME TRUST
                       (Name Of Subject Company (Issuer))
                                 ---------------

                       MFS GOVERNMENT MARKETS INCOME TRUST
                       (Name of Filing Persons (Offeror))

             Common Shares of Beneficial Interest Without Par Value
                         (Title of Class of Securities)

                                    552939100
                      (CUSIP Number of Class of Securities)
                                 ---------------

                                 Susan S. Newton
                    Massachusetts Financial Services Company
                               500 Boylston Street
                           Boston, Massachusetts 02116
                                 (617) 954-5000
                  (Name, address and telephone number of person
               authorized to receive notices and communications on
                            behalf of filing persons)

                                 with copies to:

                            Gregory D. Sheehan, Esq.
                                Ropes & Gray LLP
                             One International Place
                           Boston, Massachusetts 02110
                                 (617) 951-7000


                            CALCULATION OF FILING FEE

======================================= =======================================
         Transaction Valuation                   Amount Of Filing Fee

--------------------------------------- ---------------------------------------
--------------------------------------- ---------------------------------------
            Not Applicable*                         Not Applicable*
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

* A filing fee is not required in connection with this filing as it relates solely to preliminary communications made before the commencement of a tender offer.

|_| Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number or the Form or Schedule and the date of its filing.

                                             Amount Previously Paid:        N/A
                                             Form or Registration No.:      N/A
                                             Filing Party:                  N/A
                                             Date Filed:                    N/A

|X| Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

|_|    third-party tender offer subject to Rule 14d-1.
|X|    issuer tender offer subject to Rule 13e-4.
|_|    going-private transaction subject to Rule 13e-3.
|_|    amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: |_|


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